Exhibit 15.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors of Tiziana Life Sciences Ltd:

We consent to the incorporation by reference of our report dated May 10, 2024 with respect to the consolidated balance sheet as of December 31, 2023 and 2022 and the related consolidated statement of operations and comprehensive loss, cash flows and shareholders’ equity for each of the two years ended December 31, 2023, and the related notes, for Tiziana Life Sciences Ltd, which report appears in the December 31, 2023 annual report on Form 20-F.

/s/ PKF Littlejohn LLP.

PKF Littlejohn LLP

London

May 10, 2024